CERTIFICATE OF INCORPORATION

OF

ART WORLD INDUSTRIES, INC.

I, the undersigned, in order to form a corporation for the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware, do herby certify as follows:

FIRST: The name of the corporation is

ART WORLD INDUSTRIES, INC.

SECOND: The registered office of the corporation and place of business in the state of Delaware is to be located at 410 South State Street, in the City of Dover, County of Kent. The name of its registered agent at the address is Corporate Filing Service, Inc.

THIRD: The nature of the business, and the objects and purposes proposed to be transacted, promoted and carried on, are to do any and all things therein mentioned, as fully and to the same extent as natural person might or could do, and in any part of the world, viz:

To do any lawful act or thing for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares which the corporation is authorized to issue is Five Million (5,000,000) common shares, each of which are to be $.001 par value.

FIFTH: The names and addresses of each of the incorporators or incorporator are as follows:

NAME	ADDRESS
Jody V. Crowley	500 Central Avenue, Albany, NY 12206

SIXTH: The directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital, and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchises of this Corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whose property of this Corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall by open to the inspection of the stockholders;

and no stockholder shall have any right of inspecting any account, or book, or document of this Corporation, except as conferred by Law or the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, as such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the laws of Delaware.

It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be in nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in this Certificate of Incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of the charter shall be regarded as independent objects, purposes and powers.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 25th day of April, 1986.

/s/ Jody V. Crowley

Jody V. Crowley, Incorporator